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                                                                    Exhibit 10.5

                             [FLASHCOM LETTERHEAD]


M. Wayne Boylston
244 Unity Drive
Marietta, Georgia 30064


Dear Wayne:


        We are pleased to offer you a position with Flashcom, Inc. (the "Company") as its Chief Financial Officer. You will be primarily responsible for all aspects of the Company's accounting, finance and tax returns, investor relations and you will assist from time to time with various corporate legal matters and mergers and acquisitions. You will be expected to perform your principal service to the Company in Orange County, California.


        You will receive salary at the rate of $200,000 per year, which will be paid in accordance with the Company's normal payroll procedures. You will also be entitled to a $75,000 interest-free loan payable to you after 30 days of employment. If you voluntarily terminate your employment other than for good reason (as hereinafter defined) within one year of the receipt of such loan, the loan will be due and payable to the Company within 30 days of your termination date. This loan will be forgiven upon the earlier to occur of (i) one year following the date of receipt, or (ii) at such time as the Company should terminate your employment without cause or you shall terminate your employment with good reason. As used herein, the term "good reason" shall mean (x) your assignment to duties inconsistent in any material respect with the duties set forth in the first paragraph of this letter (it being agreed that employment as the Company's Chief Financial Officer shall not be inconsistent with such duties), (y) any failure by the Company to provide you with the compensation and benefits set forth in this letter (other than failures not made in bad faith and which are remedied by the Company within five (5) business days after notice thereof) or (z) any failure by the Company to require any successor entity to expressly assume and agree to perform the terms of this agreement. As used herein, the term "cause" shall mean that you (i) commit a material breach of your duty of loyalty to the Company; (ii) commit an act or fail to act, where such act or failure to act constitutes intentional misconduct, a reckless disregard of the consequences of such act or failure to act, or gross negligence; (iii) commit a felony, or a misdemeanor involving moral turpitude, or which subjects the Company or any subsidiary or affiliate to civil liabilities or civil or criminal penalties or fines; or (iv) refuse or fail to perform any or your material duties to the satisfaction of the Board of Directors of the Company and such refusal or failure has continued after you have received at least one (1) written warning specifically advising you of such failure or refusal and the remedial actions which are necessary to be taken by you and you have been given a reasonable time period after such warning to take such remedial actions.


        In addition, you will be eligible to receive a bonus for $100,000 during the first year of your employment with the Company. Such bonus shall be paid in four quarterly installments on the last day of each quarter beginning with the quarter ending June 30, 2000 based upon achievement of milestones to be agreed upon by you and the Chief Executive Officer prior to the beginning of each such quarter, provided that the first quarterly bonus shall be guaranteed. The Company will reimburse you for moving expenses, commuting expenses to and from Georgia and family travel in connection with house-hunting, in each case based on receipts dated no later than twelve (12) months

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M. Wayne Boylston
February 25, 2000
Page 2 of 4


after the date of this letter, with such amounts being grossed-up so as to provide for reimbursement in after-tax dollars up to $150,000, inclusive of such tax gross-up. As a Company employee, you will also be eligible to receive the medical insurance and other employee benefits generally available from time to time to the highest tier of employees of the Company. Further, in connection with your purchase of a home in Southern California, the Company will extend to you a loan, secured by a second lien on the home you purchase, for up to $250,000 at the minimum federal interest rate applicable at the time of your purchase, or if not permissible by the lender, by other collateral acceptable to you, the Company and the lender. The loan must be repaid upon the first to occur of (i) 60 days following the closing of the sale by you of your home in Georgia,
(ii) 60 days following a liquidity event of the Company whereby you receive cash proceeds of at least $250,000 (including an initial public offering of our common stock or the sale of substantially all of our stock or assets), (iii) twelve months following termination of your employment by the Company without cause or by you for good reason, or (iv) six months following any other termination of your employment with the Company. In addition, the Company agrees to pay reasonable expenses, based on receipts which you provide to the Company, of up to $3,000 a month toward the rent on your house in Southern California or, if you purchase a house in California, the debt service on the mortgage, until the earlier to occur of (a) the twelfth monthly installment made under such arrangement (with aggregate payments not to exceed $36,000) or (b) the sale of your house in Georgia.


        Also in connection with your employment, the Company will grant you the right to purchase restricted shares of Common Stock equal to two percent (2%) of the Company's currently outstanding shares of Common Stock on an as-converted and fully diluted basis, or 1,476,129 shares (based on 31,707,379 shares of Common Stock, 17,315,037 shares of Series A Preferred Stock (as converted), 12,927,108 shares of Series B Preferred Stock, 4,064,316 warrants to purchase shares of Common Stock and 12,500,000 total shares reserved for issuance under the Company's option plan). Your right to purchase shares of restricted stock shall be at an exercise price of $4.00 per share, provided we receive from you a countersigned copy of this letter accepting the terms of your employment by the Company no later than 5:00 p.m. EST on Friday, February 25, 2000. The restricted shares shall be issued to you pursuant to the terms and conditions contained in the Company's standard form of restricted stock purchase agreement in substantially the form enclosed for your reference, which provides for, among other things, vesting of 25% of the shares after one year of employment and monthly vesting thereafter until all shares become vested shares. In addition, in the event of a Change of Control of the Company (as defined in the Plan), if the Company or its successor elects to terminate its employment relationship with you or if you terminate your employment for good reason, you will receive accelerated vesting equal to twelve (12) months additional vesting. The Company will offer you the option of paying the exercise price for your shares by any of the methods set forth in Section 1 of the Company's restricted stock purchase agreement, to the extent permitted by applicable laws.


        Your employment will commence promptly after you have served any required notice period with your current employer, but in any event within 31 days following execution of this Agreement. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However, if the Company elects to terminate its employment relationship with you without cause, or if you terminate your employment for good reason, you and

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M. Wayne Boylston
February 25, 2000
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the Company agree that you will sign a standard form of settlement agreement stating the terms below and a general release, and in consideration therefore, the Company will provide you a settlement of (i) acceleration of vesting equal to the greater of (A) six (6) months additional vesting or (B) vesting through the first twelve (12) month cliff of your vesting schedule, and (ii) six (6) months salary. With respect to the shares that are to vest or the cash that is to be paid to you pursuant to this paragraph, one-sixth of such shares or cash shall vest or be paid to you, as the case may be, monthly, in each case subject to your compliance with the terms of the settlement agreement.


        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.


        I have enclosed our standard Proprietary Information Agreement. If you accept this offer, please return to me a signed copy of that agreement.


        In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Orange County, California.


        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.




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M. Wayne Boylston
February 25, 2000
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        We look forward to your joining the Flashcom team! Please acknowledge your acceptance of this offer by returning a signed copy of this offer letter to us by February 25, 2000, the date on which this offer expires.


        If you have any questions about the contents of this letter, or employment at the Company, please feel free to contact me at 714-799-2365.


FLASHCOM, INC.

/s/ RICHARD RASMUS
-----------------------------------------
    Richard Rasmus
    President and Chief Executive Officer


AGREED TO AND ACCEPTED this
25th day to February, 2000.

/s/ M. WAYNE BOYLSTON
----------------------------------------
    M. Wayne Boylston

Enclosures:  Duplicate Original Letter
             Form of Stock Option Agreement
             Proprietary Information Agreement